Exhibit 99.2

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Receives NASDAQ Delisting Determination Letter

Bid Price for Common Stock is Lower than Required Minimum Price due to “Change of Control” Merger

BioSante Intends to Effect a Reverse Stock Split to Regain Compliance

BAUDETTE, Minnesota (June 21, 2013) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) announced today that on June 20, 2013, it received a letter from NASDAQ informing BioSante that, since the merger with ANIP Acquisition Company d/b/a ANI Pharmaceuticals, Inc. (ANI) constituted a business combination resulting in a change of control under Listing Rule 5110(a), BioSante was required to meet the initial listing criteria for the NASDAQ Global Market.  The letter continued that, since BioSante did not meet the minimum $4 bid price requirement for initial listings under Listing Rule 5405(a)(1), NASDAQ had determined to delist BioSante’s securities, and that BioSante could appeal this determination.

As part of its preparations for the merger, BioSante anticipated the delisting letter and intends to appeal the determination and request a hearing before the NASDAQ Hearings Panel.  This hearing request, if made within the required timeframe, would mean that BioSante’s securities remain listed at least until the panel renders its decision.

In the meantime, to address the bid price deficiency, the Company intends to hold, as soon as practicable, a special meeting of its stockholders to approve a reverse split of its common stock, among other matters.  The purpose would be to increase the per share market price for the common stock to a level greater than the minimum $4 bid price in order to regain compliance with the NASDAQ Listing Rules.

Important Additional Information for Stockholders

This communication in this press release does not constitute a solicitation of any vote or approval.  In connection with the proposed reverse split, BioSante is filing with the SEC a proxy statement, the definitive version of which will be sent to the stockholders of BioSante. Stockholders are urged to read the proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about BioSante and the proposed reverse split.

Stockholders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC on the SEC’s web site at www.sec.gov. Free copies of the proxy statement (when available) and other documents filed with the SEC also can be obtained by directing a request to

BioSante, Attention: Investor Relations, telephone: (218) 634-3500. In addition, stockholders may access copies of the documents filed with the SEC by BioSante on BioSante’s website at www.biosantepharma.com.

BioSante and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed reverse stock split.  Information regarding BioSante’s directors and executive officers is available in BioSante’s joint proxy statement/prospectus filed with the SEC on May 8, 2013.

About BioSante and ANI

BioSante is an integrated specialty branded and generic pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals through its wholly-owned subsidiary, ANI.  In two facilities with combined manufacturing, packaging and laboratory capacity totaling 173,000 square feet, ANI manufactures oral solid dose products, as well as liquids and topicals, including narcotics and those that must be manufactured in a fully contained environment due to their potency and/or toxicity. ANI also performs contract manufacturing for other pharmaceutical companies.  Over the last two years ANI has launched three new products and has eleven products in development.  ANI’s targeted areas of product development include narcotics, anti-cancers and hormones (potent compounds), and extended release niche generic product opportunities.  BioSante’s other products include an FDA-approved testosterone gel for male hypogonadism, which is licensed to Teva Pharmaceuticals USA, Inc.  For more information please visit our websites, www.biosantepharma.com and www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the potential benefits of the merger, the combined company’s plans, objectives, expectations and intentions with respect to future operations and products, its anticipated financial position, operating results and growth prospects and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” “should,” “estimates,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others, the risk that BioSante’s stockholders may not approve the reverse split, that the reverse split will not result in a sustained increase in the per share market price for the common stock for the minimum period necessary to permit BioSante to comply with the minimum bid price requirement, or that the NASDAQ Hearings Panel may not grant the Company’s request for initial listing.  Any of these events could cause Biosante’s common stock to be delisted from the NASDAQ Global Market.  Uncertainties and risks also include, among others, the failure to realize the anticipated benefits from the merger or delay in realization thereof; the businesses of BioSante and ANI may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following the merger, including adverse effects on employee retention and on business relationships with third parties; the risk that the combined company will need the incremental cash resulting from the merger for day-to-day operations, reducing the amount available for product development efforts and potential acquisitions; the risk that royalty payments from sales of the company’s FDA-approved testosterone gel product will be lower than expected; the risk that the CVRs may not result in future payments to the holders thereof; general business and economic conditions; the combined company’s need for and ability to obtain additional financing; the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; and the marketing success of the combined company’s licensees or sublicensees.  More detailed information on these and additional factors that could affect the combined company’s actual results are described in BioSante’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as BioSante’s joint proxy statement/prospectus, filed with the Securities and Exchange Commission on May 8, 2013.  All forward-looking statements in this news release speak only as of the date of this news release and are based on the combined company’s current beliefs and expectations. The combined company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about BioSante and ANI, please contact:

Arthur S. Przybyl

(218) 634-3608

aprzybyl@biosantepharma.com